Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” within each Prospectus and “Definitions” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” within each Statement of Additional Information, each dated December 20, 2024, and each included in this Post-Effective Amendment No. 514 to the Registration Statement (Form N-1A, File No. 333-170122) of DBX ETF Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated October 24, 2024, with respect to the financial statements and financial highlights of Xtrackers USD High Yield Corporate Bond ETF, Xtrackers Short Duration High Yield Bond ETF, Xtrackers High Beta High Yield Bond ETF, Xtrackers Low Beta High Yield Bond ETF, Xtrackers Risk Managed USD High Yield Strategy ETF, Xtrackers MSCI EAFE ESG Leaders Equity ETF, Xtrackers Emerging Markets Carbon Reduction and Climate Improvers ETF, Xtrackers MSCI USA ESG Leaders Equity ETF, Xtrackers Net Zero Pathway Paris Aligned US Equity ETF, Xtrackers MSCI USA Climate Action Equity ETF, Xtrackers FTSE Developed ex US Multifactor ETF, Xtrackers Russell US Multifactor ETF, Xtrackers Russell 1000 US Quality at a Reasonable Price ETF, Xtrackers MSCI Kokusai Equity ETF, Xtrackers S&P 500 ESG ETF, Xtrackers S&P MidCap 400 ESG ETF , , Xtrackers S&P 500 Growth ESG ETF, Xtrackers S&P 500 Value ESG ETF and Xtrackers S&P ESG Dividend Aristocrats ETF, Xtrackers RREEF Global Natural Resources ETF, Xtrackers USD High Yield BB-B ex Financials ETF (twenty one of the funds constituting DBX ETF Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year/period ended August 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

December 19, 2024